EXPLORATION AND DEVELOPMENT OPTION AGREEMENT

THIS EXPLORATION AND DEVELOPMENT OPTION AGREEMENT is made and entered into effective as of October 14, 2004, by and between Radius Gold Inc., a British Columbia corporation whose address is Suite 830, 355 Burrard Street, Vancouver, B.C., Canada V6C 2G8, and its wholly-owned subsidiary, Exploraciones Mineras de Guatemala, S.A., whose address is c/o Radius Gold Inc. (hereinafter collectively referred to as "Radius”), and Glamis Gold Ltd., a British Columbia corporation whose address is 5190 Neil Road, Suite 310, Reno, Nevada 89502, and its wholly-owned subsidiary, Entre Mares de Guatemala, S.A., a Guatemala corporation whose address is c/o Glamis Gold Ltd. (hereinafter collectively referred to as "Glamis").  Radius and Glamis will at times be referred to herein as the "Parties" or individually as a “Party.”

RECITALS

1.

Radius owns or controls certain property interests in Guatemala held by way of mineral exploration concessions as more particularly described in Exhibit A attached hereto and incorporated by this reference (referred to herein as the "Property").

2.

Glamis desires to acquire (i) an exclusive right to explore, evaluate and develop the Property and (ii) options to acquire from Radius up to an undivided 75% interest in and to the Property, and if Glamis acquires an interest in the Property, the Parties desire to enter into an arrangement for the joint exploration, development and, if warranted, mining, production and marketing of minerals from the Property, all for the consideration and upon the terms and conditions described herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of the payment of Ten Dollars from Glamis to Radius, the receipt and sufficiency of which the Parties hereby confirm and acknowledge, and the mutual promises, covenants, and conditions herein contained and recited, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings assigned to them in this Article I.

1.1

"Acquisition Costs" shall mean costs incurred by Glamis in acquiring property interests within the Area of Interest, including direct costs and expenses paid by Glamis in acquiring and holding such property interests.

1.2

"Affiliate" shall mean any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement.  For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

1.3

"Area of Interest" shall mean any interest in real property located within an area extending three (3) kilometers in all directions from the exterior boundaries of the Property and shall include the Property.  For purposes of this Agreement, any properties now owned or controlled or hereafter acquired by either Party within the Area of Interest shall be included in the Property.

1.4

"Agreement" shall mean this Exploration and Development Option Agreement, the recitals and all exhibits attached hereto and by this reference incorporated herein.

1.5

"Anniversary Date" shall mean the date falling one or more years after the Effective Date.

1.6

“Back-In Right” shall have that meaning as set out in Section 3.1.

1.7

"Effective Date" shall mean the date on which all necessary governmental approvals to conduct the first year’s exploration program as set forth in Section 2.2(a) have been issued.

1.8

"Environmental Compliance" shall mean actions taken during or after operations on the Property to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Property, or other compliance with Environmental Laws.

1.9

"Environmental Laws" shall mean all laws (including statutes, ordinances, rules, regulations, codes, plans, judgments, orders and decrees) of federal, state and local governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands, or otherwise relating to the existence, manufacture, processing, distribution, use, treatment, storage, reclamation, disposal, recycling, transport, or handling or reporting or notification to any governmental authority in the collection, storage, use, treatment or disposal of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

1.10

"Environmental Liabilities" shall mean any liability arising out of, based on or resulting from (i) the physical disturbance of the environment on or from the Property or (ii) the violation or alleged violation of any Environmental Laws relating to such property.

1.11

“Feasibility Study” shall mean a comprehensive study of a deposit or deposits of Valuable Minerals in which all geological, engineering, operating, economic and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by company to proceed with the development of a deposit or deposits for mineral production.  A Feasibility Study need not be prepared or audited by a third party.

1.12

"First Option" shall mean Glamis’ exclusive right to acquire an undivided 51% interest in the Property pursuant to Section 2.2.

1.13

“Indemnified Party” shall have that meaning as set out in Section 9.3.

1.14

“Indemnifying Party” shall have that meaning as set out in Section 9.3.

1.15

"Minimum Work Requirements" shall mean the expenditure of required minimum amounts of Qualified Expenditures totaling $4 million as set forth in Section 2.2, or the payment of any applicable sums in lieu thereof by Glamis pursuant to Section 2.2(c).

1.16

“Mining Venture Agreement” shall have that meaning as set out in Section 2.5.

1.17

“Newco” shall have that meaning as set out in Section 2.3.

1.18

"Option Period" shall mean the period of time commencing on the Effective Date and continuing until the exercise, termination or expiration of the First Option and the Second Option.

1.19

“Property” shall have that meaning as set out in Recital 1.

1.20

"Qualified Expenditures" shall mean and include all costs or fees, expenses, liabilities and charges paid or incurred by Glamis which are related to prospecting, exploration, development and related work conducted on or for the benefit of the Property from and after the date of execution of this Agreement, including without limitation:

(a)

All costs and expenses incurred in conducting exploration and prospecting activities on or in connection with the Property including, without limitation, the pursuit of required authorizations or permits and the performance of required environmental protection or reclamation obligations, the building, maintenance and repair of roads, drill site preparation, drilling, trenching, digging test pits, shaft sinking, acquiring, diverting and/or transporting water necessary for exploration, logging of drill holes and drill core, collection and evaluation of geological, geophysical, geochemical or other exploration data and preparation of interpretive reports, and surveying and laboratory costs and charges (including assays or metallurgical analyses and tests);

(b)

All costs and expenses incurred in conducting development activities on or in connection with the Property including, without limitation, the preparation of feasibility studies, the pursuit of required authorizations or permits and the performance of required environmental protection or reclamation obligations, pre-stripping and stripping, the construction and installation of a mill, leach pads or other beneficiation facilities for Valuable Minerals, and other activities, operations or work performed in preparation for the removal of Valuable Minerals from the Property;

(c)

All Acquisition Costs;

(d)

All costs incurred in performing any reclamation or other restoration or clean-up work required by any federal, state or local government, agency or authority;

(e)

Salaries, wages, expenses and benefits of Glamis' employees or consultants engaged in operations relating to the Property, including salaries and fringe benefits of those who are temporarily assigned to and directly employed on work relating to the Property for the periods of time such employees are engaged in such activities and reasonable transportation expenses for all such employees to and from their regular place of work to the Property;

(f)

All costs incurred in connection with the preparation of feasibility studies and economic and technical analyses pertaining to the Property, whether carried out by Glamis or by third parties under contract with Glamis;

(g)

Taxes, fees and assessments, other than income taxes, assessed or levied upon or against the Property or any improvements thereon situated thereon for which Glamis is responsible or for which Glamis reimburses Radius;

(h)

Costs of material, equipment and supplies acquired, leased or hired, for use in conducting operations relating to the Property; provided, however, that equipment owned and supplied by Glamis shall be chargeable at rates no greater than the most favorable rental rates available in the area of the Property;

(i)

Costs and expenses of establishing and maintaining field offices, camps and housing facilities;

(j)

Costs incurred by Glamis in examining and curing title to and completing the legal registration of the Property or any interest in real property within the Area of Interest, in maintaining the Property or any interest in real property within the Area of Interest whether through the performance of assessment work or otherwise, in making required payments or performing other required obligations under the concession, in completing surface acquisitions or satisfying surface use or damage obligations to landowners, or in conducting any analyses of the environmental conditions at the Property; and

(k)

An additional 10% as overhead on all costs and expenses described in (a) through (j) above.

1.21

“Second Option” shall mean the option of Glamis to acquire an additional 24% interest in the Property by completing a Feasibility Study as set forth in Section 2.4 of this Agreement.

1.22

“Transfer Documents” shall have that meaning set out in Section 2.3.

1.23

"Valuable Minerals" shall mean all ores, minerals, mineral deposits or mineral substances of every kind or character located in, on or under the Property.

1.24

"$" shall mean United States currency.

ARTICLE II

GRANT OF RIGHTS AND REQUIREMENTS FOR VESTING

2.1

Rights Granted.  Radius hereby grants to Glamis the exclusive right to enter upon the Property for the purpose of conducting prospecting, exploration, development and production of Valuable Minerals and work related thereto, along with the exclusive and irrevocable option to earn up to an undivided 75% interest in the Property by completing the requirements set forth in this Article II.

2.2

Minimum Work Requirements.  Radius hereby grants to Glamis the exclusive and irrevocable option to earn up to an undivided 51% interest in the Property (the "First Option") by completing the following:

(a)

Glamis will incur a total of $250,000 in Qualified Expenditures during the 12-month period following the Effective Date.  The $250,000 must be spent during this period and is a firm commitment of Glamis.  The remaining expenditures are not committed and are required only as a condition of maintaining the First Option.

(b)

Glamis may continue the First Option by incurring Qualified Expenditures of:

(i)

not less than $250,000 during each of the three subsequent 12-month periods, and

(ii)

inclusive of the annual $250,000 requirements, a total of not less than $4 million within four years from the Effective Date (the “Minimum Work Requirements”),

at which time it will have earned a 51% interest in the Property.  If Glamis does not complete either the annual $250,000 expenditure obligation, or the total $4 million expenditure obligation, this Agreement shall terminate with no further obligations of either party.

(c)

In Lieu Payments.  If Glamis fails or elects not to attain the Minimum Work Requirements during any annual period or for the entire period of the First Option, and if such failure is not excused by force majeure, then, in order to keep this Agreement in full force and effect, within sixty days after the end of any such period, Glamis may elect to make a payment to Radius which shall equal the sum of the required minimum amount of Qualified Expenditures for the period in question less the Qualified Expenditures actually incurred by Glamis during that period.  Any such payment shall satisfy the Minimum Work Requirements for the period of time to which the payment relates.

(i)

Proof of Expenditures.  Glamis shall provide Radius with a written statement of Qualified Expenditures, certified as being complete and accurate by Glamis, within sixty days after the end of each one-year period from the Effective Date and after the end of the Option Period, and shall make available for review by Radius during normal business hours, for a period of six months after the end of each period, backup invoices, statements and the like verifying such expenditures promptly upon Radius’s written request.  In connection with such a review, Glamis may satisfy any annual Minimum Work Requirements obligation by the payment to Radius of any agreed-upon deficiency within thirty days after any reported expenditure has later been determined not to be a valid Qualified Expenditure, or if the amount of required Qualified Expenditures has later been determined to be deficient.

2.3

Acquisition of 51% Interest in the Property.  Upon completion of the Minimum Work Requirements, Glamis shall have the right to immediately exercise the First Option and thereby acquire and receive from Radius an undivided 51% interest in and to the Property, as follows:  Upon such completion, Glamis shall promptly give Radius notice of the same, and of its decision to exercise the First Option, and, within 30 days after the date of Radius’s receipt of such notice, Radius shall execute and deliver to Glamis such instruments (the “Transfer Documents”) as are necessary to transfer to Glamis 51% of the issued and outstanding share capital of a company newly incorporated by Radius pursuant to the laws of Guatemala (“Newco”) and Radius will immediately transfer to Newco a 100% undivided registered and beneficial interest in and to the Property, such Transfer Documents to be in a form reasonably acceptable to Glamis and its counsel to properly convey the shares under local law.  The Parties hereby agree that Glamis may, in its sole discretion, accelerate the schedule for completion of the Minimum Work Requirements, and in that event, Glamis may accelerate its earning of a 51% interest in the Property by providing written notice to Radius of such completion.  Once Glamis has completed its Minimum Work Requirements, and has provided written notice to Radius of such completion and its decision to exercise the First Option, Glamis shall be deemed immediately vested in an undivided 51% interest in the Property.  If Glamis notifies Radius that it has completed the Minimum Work Requirements but has elected not to exercise the First Option, this Agreement shall terminate and the provisions of Section 10.2 shall apply.

2.4

Second Option.  Subject to Glamis having exercised the First Option, Glamis may, but shall not be obligated to, earn an additional 24% interest in the Property (the “Second Option”), for a total of 75%, by completing at its sole cost and expense, within five (5) years from the Effective Date, a positive Feasibility Study for the development and construction of a precious metals mine at the Property.  In the event Glamis completes the Feasibility Study, it shall have the right to give notice to Radius of its exercise of the Second Option, in which case Glamis shall have earned, and Radius shall deliver to Glamis, an additional 24% interest in the Property, in the manner and in accordance with the provisions set forth in Section 2.3 above.

2.5

Execution of Mining Venture Agreement.  Subject to the grant of the 51% interest as set forth in Section 2.3 and in the event Glamis does not exercise the Second Option, or upon grant of the additional 24% interest as set forth in Section 2.4, in the event Glamis does exercise the Second Option or in accordance with Section 3.1(a) or (b), Radius and Glamis will execute and deliver a Mining Venture Agreement in a form appropriate under Guatemalan law to provide for the joint shareholding and management of the affairs of Newco, the then owner of the Property, the essential terms of which agreement shall include those terms set forth in Exhibit B attached hereto and incorporated herein by this reference (the “Mining Venture Agreement”).  At such time, this Agreement shall terminate and the Parties shall proceed with any exploration, development or mining of the Property in accordance with the Mining Venture Agreement.

2.6

Failure to Complete Minimum Work Requirements or Second Option.

(a)

Election by Glamis.  Subject to the firm commitment contained in Section 2.2(a), in the event Glamis elects (which it may choose to do at any time in its sole discretion) not to complete the Minimum Work Requirements, Glamis shall give Radius written notice of such election, and this Agreement, upon receipt of such notice by Radius, shall be conclusively deemed terminated in accordance with Section 10.2.

(b)

Agreement Terminated.  In the event Glamis fails to complete any of the Minimum Work Requirements, this Agreement may be terminated by Radius in accordance with Article X.

(c)

Ongoing Obligations.  Radius expressly agrees that Glamis shall not be liable for any actual, incidental or consequential damages incurred by Radius as a direct or indirect result of Glamis' failure to (i) satisfy all or part of its Minimum Work Requirements, (ii) exercise the First Option, or (iii) exercise the Second Option.

2.7

Geological and Other Data.  Upon execution of this Agreement, Radius shall make available to Glamis all records, information and data in its possession or reasonably available to it relating to title to the Property or environmental conditions at or pertaining to the Property, and all maps, assays, surveys, technical reports, drill logs, samples, mine, mill, processing and smelter records, and metallurgical, geological, geophysical, geochemical, and engineering data, and interpretive reports derived therefrom, concerning the Property.  Radius makes no representation or warranty as to the accuracy, reliability or completeness of any such records, information or data, and Glamis shall rely on the same at its sole risk.

2.8

Radius Obligations During Option Period.  During the Option Period and until Glamis has vested in its interest in the Property, Radius, as recorded owner of the Property, shall fully cooperate with Glamis in obtaining all necessary permits, authorizations and approvals to carry out the work contemplated hereunder.  In order to provide Glamis the authority to act on behalf of Exploraciones Mineras de Guatemala, S.A., the owner of the Property, during the Option Period, Radius shall, concurrent with the execution of this Agreement, execute in favor of Glamis a proxy (Carta Poder) or Power of Attorney granting to Glamis the necessary legal authority to carry out its rights and obligations with respect to the Property (but not including any other property of Exploraciones Mineras de Guatemala, S.A) as set forth in this Agreement.  Radius shall promptly notify and provide Glamis with copies of all communications from any governmental authority relating to the Property or the work thereon during the Option Period, including all notices of taxes, fees or other payments or assessments due.

ARTICLE III

BACK-IN RIGHT

3.1

Back-In Right.  In the event that Glamis exercises the First Option, but does not exercise the Second Option, Radius shall have the option to either:

(a)

elect to earn back (the “Back-In Right”) a 75% interest in the Property, thereby reducing the interest of Glamis in the Property to 25%, by completing, at its sole expense, within seven (7) years from the Effective Date, a positive feasibility study for the development and construction of a precious metals mine at the Property; or

(b)

elect to enter into a Mining Venture Agreement in accordance with Section 2.5.

3.2

Mining Venture Agreement.  In the event that Radius elects to earn back in but fails to exercise the Back-In Right or does exercise the Back-In Right, then Radius and Glamis will enter into a Mining Venture Agreement in accordance with Section 2.5.

ARTICLE IV

RIGHTS OF GLAMIS

4.1

Glamis' Rights.  During the term of this Agreement, Glamis' rights shall include, without limitation, the following:

(a)

Glamis may carry out such operations at the Property as it may, in its sole discretion, determine to be warranted, and Glamis shall have exclusive control of all operations on or for the benefit of the Property, and of any and all equipment, supplies, machinery or other assets purchased or otherwise acquired in connection with such operations; and

(b)

Glamis' rights shall include all other rights necessary or incident to or for its performance of its operations hereunder, including, but not limited to the authority to apply for all necessary permits, licenses and other approvals from Guatemala or any other governmental or other entity having regulatory authority over any part of the Property.

ARTICLE V

OBLIGATIONS OF GLAMIS

5.1

Conduct of Operations by Glamis.  All of the work which may be performed by Glamis hereunder shall be performed in accordance with good mining practices, but the timing, nature, manner and extent of any exploration, development or any other operations or activities hereunder shall be in the sole discretion of Glamis, and there shall be no implied covenant to begin or continue any such operations or activities.

5.2

Indemnity.  Except as to damages sustained by Radius while on the Property pursuant to Section 5.5, Glamis agrees to indemnify and hold Radius harmless from and against any loss, liability, expense or damage it may incur to third persons or corporations for injury to or death of persons or damage to property which is the result of Glamis’ negligence, recklessness or willful misconduct in conducting any operations at the Property.

5.3

Insurance.  Glamis agrees to carry such insurance, covering all persons working at or on the Property for Glamis, as will fully comply with applicable legal requirements pertaining to worker's compensation and occupational disease and disabilities as are now in force or as may be hereafter amended or enacted.  In addition, Glamis agrees to carry liability insurance with respect to its operations at the Property in reasonable amounts in accordance with accepted industry practices.

5.4

Compliance with Laws.  Glamis agrees to conduct and perform all of its operations at the Property in substantial compliance with all valid and applicable laws, rules and regulations, including, without limitation, Environmental Laws, and Glamis shall indemnify and hold Radius harmless from payment of any fines or damages occasioned by Glamis' failure to comply with said laws.

5.5

Inspection.  Radius and its authorized agents, at Radius's sole risk and expense, shall have the right, exercisable during regular business hours, at a mutually convenient time, in compliance with Glamis’ safety rules and regulations, and in a reasonable manner so as not to interfere with Glamis’ operations, to go upon the Property for the purpose of confirming that Glamis is conducting its operations in the manner required by this Agreement.  Radius shall indemnify and hold Glamis harmless from all claims for damages arising out of any death, personal injury or property damage sustained by Radius, its agents or employees, while in or upon the Property, whether or not Radius, its agents or employees are in or upon the Property pursuant to this Section 5.5, unless such death, injury or damage is due to Glamis’ gross negligence or willful misconduct.  If requested by Glamis, Radius, its agents and employees will confirm in writing their waiver of claims against Glamis.

5.6

Taxes.  During the Option Period, Glamis shall be responsible for payment of all taxes or fees levied or assessed upon or against the Property and any facilities or improvements located thereon; provided, however, that Glamis shall not be responsible for any such payments for which Radius receives notices of due dates and fails to timely forward copies of such notices to Glamis.

5.7

Liens and Encumbrances.  Glamis shall keep the title to the Property free and clear of all liens and encumbrances resulting from its operations hereunder; provided, however, that Glamis may refuse to pay any claims that it disputes in good faith.  At its sole cost and expense, Glamis shall contest or otherwise resolve any suit, demand or action commenced to enforce such a claim and, if the suit, demand or action is decided by a court or other authority of ultimate and final jurisdiction against Glamis or the Property, Glamis shall promptly pay the judgment and shall post any bond and take all other action necessary to prevent any sale or loss of the Property or any part thereof.

5.8

Reclamation and Remediation.  If this Agreement is terminated and Glamis does not acquire an undivided interest in and to the Property, Glamis shall reclaim the surface of the Property, to the extent disturbed by Glamis, in accordance with applicable laws, rules and regulations.  Radius hereby agrees to grant to Glamis such access to the Property following termination as is reasonably necessary to complete such reclamation work.  Glamis shall not be liable for its failure to perform or complete any reclamation work required under this Section 5.8 if such failure arises out of Radius's unwillingness or inability to provide Glamis with access to the Property necessary to complete such work.  If Glamis acquires an undivided interest in the Property and the Parties enter into the Mining Venture Agreement, the reclamation obligations associated with any disturbances of the Property made by Glamis shall become obligations of the Venture.

5.9

Reports and Meetings.  Glamis shall provide Radius reports quarterly describing in reasonable detail the activities undertaken on or for the benefit of the Property during the previous three-month period and shall include copies of any material exploration data and results.  Glamis further agrees that it shall make its representatives available not less than once annually, at times and places mutually agreeable to the Parties, to review with Radius results from Glamis’ activities at the Property and to discuss Glamis’ planned activities at the Property going forward.  The Parties acknowledge and agree that notwithstanding the provisions of this Section 5.9, Glamis shall, as set forth in Section 4.1, ultimately retain sole discretion as to the conduct and the nature of the activities, if any, on the Property.

5.10

Maintenance of Concession.   Glamis shall make such filings and payments and take such other actions as are necessary to maintain the concessions comprising the Property in good standing.  All costs incurred by Glamis in doing so shall be deemed Qualifying Expenditures.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF RADIUS

6.1

Representations and Warranties.  Radius represents and warrants to Glamis as of the date hereof as follows:

(a)

Organization and Standing.  Radius Gold Inc. is a corporation duly organized, validly existing, and in good standing under the laws of British Columbia. Exploraciones Mineras de Guatemala, S.A is a corporation duly organized, validly existing, and in good standing under the laws of Guatemala.

(b)

Corporate Power.  Radius has the requisite power and authority (i) to enter into this Agreement and all other agreements contemplated hereby, and (ii) to carry out and perform its obligations under the terms and provisions of this Agreement and all agreements contemplated hereby.

(c)

Authorization.  All requisite corporate action on the part of Radius and its officers, directors, and shareholders, necessary for the execution, delivery, and performance of this Agreement and all other agreements of Radius contemplated hereby, have been properly taken. This Agreement and all agreements and instruments contemplated hereby are, and when executed and delivered by Radius (assuming valid execution and delivery by Glamis), will be, legal, valid, and binding obligations of Radius enforceable in accordance with their respective terms.  The execution, delivery and performance of this Agreement will not violate any provision of law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which Radius is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument.  There is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on Radius which would be contravened by the execution, delivery, performance, or enforcement of this Agreement or any instrument or agreement required hereunder.

(d)

Royalties.  Except as provided by applicable law, there are no royalties or other burdens on production affecting the Property and to Radius’s knowledge, no third party has asserted any such right or interest.

(e)

Title to the Property.  Radius represents that it is in exclusive possession of and has the unfettered right to conduct exploration, development, mining and processing operations in and upon the Property.  It further represents and warrants that all of its payments and other obligations pursuant to the concessions comprising the Property have been fully and timely completed and that it is entitled to full possession and control of the concessions.

(f)

Encumbrances.   Radius represents and warrants that the Property is free and clear of all claims, liens and encumbrances including any lease, right, royalty or license, except taxes not yet due and payable, arising by, through or under Radius and, to the best of its knowledge, any other third party.

(g)

Environmental Compliance.  To the best of the knowledge of Radius, there is no condition or activity at the Property which constitutes a nuisance or which would result in a violation of or liability under any applicable Environmental Law.  Radius has not received any notice of violation or any consent order issued under applicable federal, state or local laws, orders, regulations, directives or restrictions concerning protection of, the environment and health and safety to which the Property or any operations thereon are now subject or may become subject.  There are no pending or, to the best of the knowledge of Radius, threatened proceedings by or before any court or other governmental authority with respect to operations on or the ownership of the Property alleged to be, or to have been, in violation of, or to be the basis of liability under, any Environmental Law.

(h)

Legality.  Radius is not in material violation of any law, rule, ordinance, or other governmental regulation, including, without limitation, those relating to zoning, condemnation, mining, reclamation, environmental matters, equal employment, and federal, state, or local health and safety laws, rules, and regulations, the lack of compliance with which could materially adversely affect the Property.

(i)

Litigation and Claims.  To the best of knowledge of Radius, there are no actions, suits or proceedings pending or threatened against or affecting the Property, including any actions, suits, or proceedings being prosecuted by any federal, state or local department, commission, board, bureau, agency, or instrumentality.  To the best of knowledge of Radius, it is not subject to any order, writ, injunction, judgment or decree of any court or any federal, state or local department, commission, board, bureau, agency, or instrumentality which relates to the Property.

(j)

Consents.  Radius has obtained all consents, approvals, authorizations, declarations, or filings required by any federal, state, local, or other authority, stock exchange or any other third party.

(k)

Taxes.  All federal, state and local excise, property and other taxes, fees and assessments pertaining to or assessed against the Property have been timely and properly paid.

(l)

Brokerage or Finder's Fee.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Radius in such manner as not to give rise to any valid claim against Glamis or any other third party for a brokerage commission, finder's fee, or other fee or commission arising by reason of the transactions contemplated by this Agreement.

(m)

Representations.  No statements, warranties, or representations made by Radius herein contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were or will be made, not misleading.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF GLAMIS

7.1

Representations and Warranties of Glamis.  Glamis represents and warrants to Radius as of the date hereof as follows:

(a)

Organization and Standing.  Glamis Gold Ltd. is a corporation duly organized, validly existing, and in good standing under the laws of the province of British Columbia.  Entre Mares de Guatemala S.A. is a corporation duly organized, validly existing, and in good standing under the laws of Guatemala.

(b)

Corporate Power.  Glamis has the requisite corporate power and authority (i) to enter into this Agreement and all other agreements contemplated hereby, and (ii) to carry out and perform its obligations under the terms and provisions of this Agreement and all agreements contemplated hereby.

(c)

Authorization.  All requisite corporate action on the part of Glamis, and its officers and directors, necessary for the execution, delivery and performance of this Agreement and all other agreements of Glamis contemplated hereby have been taken.  This Agreement and all agreements and instruments contemplated hereby, when executed and delivered by Glamis (assuming valid execution and delivery by Radius), will be the legal, valid, and binding obligations of Glamis enforceable against Glamis in accordance with their terms.  The execution, delivery and performance of this Agreement will not violate any provision of law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which Glamis is a Party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument.  There is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on Glamis which would be contravened by the execution, delivery, performance or enforcement of this Agreement or any instrument or agreement required hereunder.

(d)

Brokerage or Finder's Fee.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Glamis in such manner as not to give rise to any valid claim against Radius or any third party for a brokerage commission, finder's fee or other fee or commission arising by reason of the transactions contemplated by this Agreement.

(e)

Representations.  No statements, warranties or representations made by Glamis herein contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statement made in light of the circumstances under which such statements were made or will be made, not misleading.

ARTICLE VIII

NOTICES

8.1

Notices.  All notices given in connection herewith shall be in writing, and all such notices and deliveries to be made pursuant hereto shall be given or made in person, by certified or registered mail, by reputable overnight courier, or by facsimile acknowledged upon receipt.  Such notices and deliveries shall be deemed to have been duly given and received when actually delivered in person or sent by facsimile (during normal business hours), on the next business day following the date they are sent by courier, or three business days after registered or certified mailing when deposited in the United States mail, postage prepaid, and addressed as follows:

(a)

If to Glamis:

Glamis Gold, Ltd.

5190 Neil Road, Suite 310

Reno, Nevada 89502

Fax:  775-827-6992

Attention: Senior Vice President Administration

(b)

If to Radius:

Radius Gold Inc.

Suite 830, 355 Burrard Street

Vancouver, B.C., Canada V6C 2G8

Attention:  President

ARTICLE IX

INDEMNIFICATION

9.1

By Radius.  Radius agrees to defend, indemnify and hold harmless Glamis, its successors, affiliates, assigns, officers, directors and employees from and against any and all claims, actions, suits, losses, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees, arising out of or related to (i) any breach by Radius of any representation, covenant or warranty set forth herein, (ii) any activities conducted by Radius or any third party acting on its behalf on or in connection with the Property, and (iii) any Environmental Compliance obligations existing at the Property as of the date of execution of this Agreement.

9.2

By Glamis.  Glamis agrees to defend, indemnify and hold harmless Radius, its successors, affiliates, assigns, officers, directors and employees from and against any and all claims, actions, suits, losses, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees, arising out of or related to (i) any breach by Glamis of any representation, covenant or warranty set forth herein, or (ii) any activities conducted by Glamis or any third party acting on its behalf on or in connection with the Property.

9.3

Notification.  Any Party who has a claim giving rise to indemnification liability pursuant to this Agreement (an "Indemnified Party") which results from a claim by a third party shall give prompt notice to the other Party (the "Indemnifying Party") of such claim, together with a reasonable description thereof.  Failure to provide such notice shall not relieve a Party of any of its obligations hereunder except to the extent materially prejudiced thereby.  With respect to any claim by a third party against any Party to this Agreement which is subject to indemnification under this Agreement, the Indemnifying Party shall be afforded the opportunity, at its expense, to defend or settle the claim if it utilizes counsel reasonably satisfactory to the Indemnified Party, and promptly commences the defense of such claim and pursues such defense with diligence; provided, however, that the Indemnifying Party shall secure the consent of the Indemnified Party to any settlement, which consent shall not be unreasonably withheld.  The Indemnified Party may participate in the defense of any claim at its expense, and until the Indemnifying Party has agreed to defend such claim, the Indemnified Party may file any motion, answer or other pleading or take such other action as it deems appropriate to protect its interests or those of the Indemnifying Party.  If an Indemnifying Party does not elect to contest any third-party claim, the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party, including any settlement of such claim.

ARTICLE X

TERM AND TERMINATION

10.1

Term and Termination.  This Agreement will remain in effect until the end of the Option Period, after which (if Glamis does not acquire an undivided interest in the Property) it will terminate automatically, unless it is sooner terminated as a result of the exercise of the Option by Glamis or pursuant to the provisions of this Article X.

10.2

Termination by Glamis.  Glamis shall have the right to terminate, surrender and relinquish this Agreement at any time during the term of this Agreement by giving written notice to Radius of such election.  Any termination by Glamis pursuant to this Section 10.2 will be effective when such notice is effective as provided in Section 8.1 above.  Upon termination of this Agreement pursuant to this Section 10.2, Glamis shall have no further liability or obligations hereunder or with respect to the Property, except with respect to the obligations set forth in Sections 5.2, 5.4, 5.7 5.8, 5.9, 5.10, 9.2, 10.4, 10.5 and 10.6, and Radius shall have no further liability or obligations hereunder, except with respect to the obligations set forth in Sections 5.5, 9.1 and 10.4.

10.2

Termination by Radius.  In the event of a material default hereunder on the part of Glamis, Radius shall give to Glamis written notice specifying the particular default or defaults asserted, and, in the case of a default other than with respect to the payment of money, Glamis shall have sixty days after the receipt of said notice (or in the event Glamis disputes the existence of such a material default, sixty days after the entry by a court of competent jurisdiction of a judgment finding such a default) within which either to cure such specified defaults, or to undertake to cure the same and diligently thereafter promptly to cure the same.  In the event of such a cure by Glamis, this Agreement shall continue in full force and effect as though no default had occurred.  In the event such curative action is not so completed or diligent efforts to cure such defaults are not undertaken within the applicable 60-day period and thereafter diligently pursued to completion, Radius may elect to terminate this Agreement by written notice to Glamis.  In the case of a default by Glamis relating to the payment of any funds to Radius, or any third party as required hereunder, Glamis shall have twenty business days after receipt of notice of such default to rectify the same, failing which Radius may elect to terminate this Agreement by written notice to Glamis.  Upon termination of this Agreement pursuant to this Section 10.3, Glamis shall have no further liability or obligations hereunder or with respect to the Property, except with respect to the obligations set forth in Sections 5.2, 5.8, 9.2, 10.4, 10.5 and 10.6, and Radius shall have no further liability or obligations hereunder, except with respect to the obligations set forth in Sections 5.5, 9.1 and 10.4.

10.3

Return of Data.  As soon as practicable upon the termination of this Agreement, if Glamis has not exercised the First Option, Glamis shall return to Radius copies of all title, environmental, metallurgical, geological, geophysical, milling and other data furnished to Glamis by Radius.  At such time, Glamis shall make available to Radius for examination and copying all survey maps, drill hole logs, sample locations and assays developed by Glamis with respect to the Property during the term of this Agreement and not previously made available to Radius; provided, however, that Glamis shall have no obligation to make any interpretive data developed by it or on its behalf available to Radius.  Glamis makes no representation or warranty as to the accuracy, reliability or completeness of any such information made available to Radius, and Radius shall rely on the same at its sole risk.  Radius shall indemnify and hold Glamis harmless from and against any and all costs, liabilities, expenses (including reasonable attorneys' fees), claims or damages Glamis may incur as a result of any such reliance by Radius or any third party.

10.4

Release.  Upon termination of this Agreement, if Glamis has not exercised the First Option, Glamis will, at the written request of Radius, provide Radius with a written release, in the nature of a quitclaim deed or similar document in recordable form, of its rights hereunder with respect to the Property.

10.5

Surrender of Possession and Removal of Equipment.  Upon termination of this Agreement, if Glamis has not exercised the First Option, Glamis shall surrender possession of the Property, subject to the condition that Glamis shall have the right at any time within one year (or such longer period as Glamis can demonstrate is reasonably necessary) after such surrender or termination to complete any reclamation obligations required of Glamis pursuant to Section 5.8 and remove all of its tools, equipment, machinery, supplies, fixtures, buildings, structures and other property erected or placed on such property by Glamis, excepting only timber, chutes and ladders in place for underground support and entry.  Title to such property not removed within the time period set forth above shall pass to Radius.

ARTICLE XI

TITLE TO AFTER-ACQUIRED INTERESTS

11.1

After-Acquired Property and Area of Interest.  This Agreement applies and extends to any further or additional right, title, interest or estate heretofore or hereafter acquired by Radius in or to the Property or any part thereof; and this Agreement will apply and extend to any further or additional right, title, interest or estate acquired by either Radius or Glamis within the Area of Interest. In the event either Radius or Glamis acquires such right, title, interest or estate, the acquiring party will formally submit the same to the other party in an appropriate writing to the effect that the terms and conditions provided in this Agreement shall apply to and govern such interest.

ARTICLE XII

ENTIRE AGREEMENT/AMENDMENT

12.1

Entire Agreement.  This Agreement is the complete expression of all agreements, contracts, covenants, and promises between the Parties, and all negotiations, understandings, and agreements between the Parties are set forth in this Agreement, which solely and completely expresses their understanding, and shall be construed without reference to any such negotiations, understandings and agreements and, without restricting the foregoing, this Agreement supersedes and replaces the agreement dated August 24, 2004 between Glamis Gold Ltd. and Radius Gold Inc.

12.2

No Implied Covenants.  No implied term, covenant, condition or provision of any kind whatsoever shall affect any of the Parties' respective rights and obligations hereunder, including, without limitation, rights and obligations with respect to exploration, development, mining, processing and marketing of minerals, and the only terms, covenants, conditions or provisions which shall in any way affect any of their respective rights and obligations shall be those expressly set forth in this Agreement.

12.3

Amendments.  This Agreement may not be amended or modified, nor may any obligation hereunder be waived, except by writing duly executed on behalf of all Parties, and unless otherwise specifically provided in such writing, any amendment, modification, or waiver shall be effective only in the specific instance and for the purpose it is given.

ARTICLE XII

FORCE MAJEURE

12.1

Effect of Occurrence.  In the event Glamis is rendered unable, wholly or in part, by force majeure applying to it, to timely achieve the Minimum Work Requirements during the Option Period, or to complete any Additional Requirement, or to carry out any of its obligations under this Agreement, it is agreed that such obligations of Glamis, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period; that the various periods and terms provided for herein shall be extended for a period equivalent to such period of force majeure, and that such cause shall, so far as possible, be remedied with all reasonable dispatch.  Glamis will promptly notify Radius of the commencement and termination of any event of force majeure.

12.2

Force Majeure.  The term "force majeure," as employed herein, shall mean acts of God, strikes, lockouts or other industrial disturbances, accidents, delays in transportation, inability to obtain necessary materials in the open market, any state or federal laws, regulations or requirements (expressly including inability to timely obtain, after diligent efforts, necessary governmental approvals, licenses and permits on terms reasonably acceptable to Glamis or the imposition of material new requirements for approvals, licenses or permits that did not exist on the date of execution of this Agreement), or other matters beyond the reasonable control of Glamis, whether similar to matters herein specifically enumerated or not; provided, however, that performance shall be resumed within a reasonable period of time after such cause has been removed; and provided further that Glamis shall not be required against its will to adjust any labor dispute or to question the validity of or to refrain from judicially testing the validity of any state or federal order, regulation or law.

ARTICLE XIII

GENERAL PROVISIONS

13.1

Governing Law; Venue.  This Agreement, and the rights and liabilities of the Parties hereunder, shall be governed by and construed in accordance with the laws of the Province of British Columbia, other than its rules as to conflicts of law.  Notwithstanding any of the foregoing to the contrary, in the event either Party finds it necessary or appropriate to seek enforcement of this Agreement in Guatemala for any reason, the Parties agree to submit to the jurisdiction of an appropriate court in Guatemala and that this Agreement shall be enforceable in accordance with its terms by both Parties in Guatemala.

13.2

Parties in Interest; Assignment.  Subject to Sections 13.3 and 13.4 below, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective Parties hereto and their successors and permitted assigns.  The rights, powers, privileges, and interests hereunder shall not be assignable by either Party, except to affiliates or subsidiaries, or as otherwise specifically provided for herein, without the prior written consent of the non-assigning Party, which consent shall not be unreasonably withheld; provided that any affiliate or subsidiary or third party to whom any rights, powers, privileges or interests hereunder are assigned shall agree in writing to be bound by all the terms and conditions of this Agreement.

13.3

Right of First Refusal - Glamis.  If at any time(s) during the term of this Agreement Radius intends to sell, assign, transfer or convey part or all of its interest in the Property and/or in this Agreement (the “Offered Interest”), Radius shall deliver to Glamis at least sixty (60) days' prior written notice describing all of the terms of the proposed sale, assignment, transfer or conveyance.  Glamis shall then have the exclusive right during such sixty (60) day period to elect to purchase the Offered Interest as described in the notice for a sum of money equal in value to the consideration which would be received by Radius under the terms set forth in the written notice.  If Glamis elects to commit to acquire the Offered Interest, it shall so notify Radius in writing within the sixty (60) day period, and the closing of the acquisition, transfer of title and payment of the acquisition price shall be held within one hundred twenty (120) days following the date of the original notice to Glamis.  If Glamis fails to notify Radius of its election within the sixty (60) day period, Radius shall have the right, for a period of one hundred eighty (180) days following the delivery of the original notice to Glamis, to sell, assign, transfer or convey the Offered Interest as described in the notice.  Such a transfer shall be valid only if it is on terms and conditions no less favorable that set forth in the notice and if it includes the written agreement of the transferee to be bound by all of the provisions of this Agreement.

13.4

Right of First Refusal - Radius.  If at any time(s) during the term of this Agreement Glamis intends to sell, assign, transfer or convey part or all of its interest in the Property and/or in this Agreement (the “Offered Interest”), Glamis shall deliver to Radius at least sixty (60) days' prior written notice describing all of the terms of the proposed sale, assignment, transfer or conveyance.  Radius shall then have the exclusive right during such sixty (60) day period to elect to purchase the Offered Interest as described in the notice for a sum of money equal in value to the consideration which would be received by Glamis under the terms set forth in the written notice.  If Radius elects to commit to acquire the Offered Interest, it shall so notify Glamis in writing within the sixty (60) day period, and the closing of the acquisition, transfer of title and payment of the acquisition price shall be held within one hundred twenty (120) days following the date of the original notice to Radius.  If Radius fails to notify Glamis of its election within the sixty (60) day period, Glamis shall have the right, for a period of one hundred eighty (180) days following the delivery of the original notice to Radius, to sell, assign, transfer or convey the Offered Interest as described in the notice.  Such a transfer shall be valid only if it is on terms and conditions no less favorable that set forth in the notice and if it includes the written agreement of the transferee to be bound by all of the provisions of this Agreement.

13.5

Other Business Opportunities.  This Agreement is, and the rights and obligations of the Parties are, strictly limited to the matters set forth herein.  Subject to the provisions of Article XI relating to after-acquired title, each of the Parties shall have the free and unrestricted right to independently engage in and receive the full benefits of any and all business ventures of any sort whatever, whether or not competitive with the matters contemplated hereby, without consulting the other or inviting or allowing the other to participate therein.  The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture, or operation of either Party, whether adjacent to, nearby, or removed from the Property, and neither Party shall have any obligation to the other with respect to any opportunity to acquire any interest in any property outside the Property at any time, or within the Property after termination of this Agreement, regardless of whether the incentive or opportunity of a Party to acquire any such property interest may be based, in whole or in part, upon information learned during the course of operations or activities hereunder.

13.6

Confidentiality.  Except as set forth in Section 13.7, the Parties hereto agree to treat all data, reports, records and other information developed or made available to them by the other Party under this Agreement and applicable to the Property as confidential, and information shall not be disclosed to any person without the prior written consent of the non-disclosing Party, which consent may be withheld for any reasonable business purpose.

13.7

Public Announcements.  Disclosure of information relating to this Agreement or the Property may be made by either Party if such information is required to be disclosed to any federal, state or local government or appropriate agencies and departments thereof or if such information is required by law, stock exchange rule or regulation to be publicly announced; provided, however, that in such cases the disclosing party shall give the other party such prior notice of the proposed announcement as is possible in the circumstances and provide the other party an opportunity to comment on and approve the announcement.  Except as provided above, announcements or reports by a Party of significant or material information relating to this Agreement or the Property shall be made only on the basis of agreed texts upon the prior written consent of the other Party, which consent shall not be unreasonably withheld.  Each of Radius and Glamis agrees that it will, not less than forty-eight hours in advance of making public any information referred to in the preceding sentence, give the other Party written notice of the text of the proposed report and provide that Party with the opportunity to object to the form and content thereof before the same is issued.  The Party receiving the notice shall respond within forty-eight hours of receipt of such notice, or its silence will constitute a waiver of objection to the terms of the proposed text.

13.8

Waiver; Amendment.  Any of the terms or conditions of this Agreement may be waived at any time by the Party which is entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving Party to require observance, performance, or satisfaction of any other term or condition hereof.  Any of the terms of provisions of this Agreement may be amended or modified at any time by agreement in writing.

13.9

Severability.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument or agreement contemplated hereby shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument or agreement.

13.10

Time of the Essence.  Time is of the essence of this Agreement.

13.11

Attorneys' Fees.  In the event of any controversy, claim, or dispute between the Parties hereto, arising out of or relating to this the negotiation, execution or interpretation of this Agreement or to the breach thereof, the prevailing Party shall be entitled to recover from the losing Party reasonable expenses, attorneys' fees and costs, including any such fees and costs associated with any appeals.

13.12

Further Documents.  At the request of either Party, the Parties shall execute and deliver any further instruments, agreements, documents or other papers reasonably requested by either Party to affect the purposes of this Agreement and the transactions contemplated hereby.  Without limiting the forgoing, the Parties agree to execute such documents and take such actions as may be necessary to comply with the laws of Guatemala and to ensure the enforceability of this Agreement in Guatemala.

13.3

Counterparts.  This Agreement may be executed in multiple counterparts, and all such counterparts taken together shall be deemed to constitute one and the same document.

IN WITNESS WHEREOF, the Parties hereto have caused this Exploration and Development Option Agreement to be duly executed, delivered, and effective from the date first above written.

RADIUS GOLD INC.

____________________________________

Name: ______________________________

Title: _______________________________

EXPLORACIONES MINERAS DE GUATEMALA, S.A.

____________________________________

Name: ______________________________

Title: _______________________________

GLAMIS GOLD LTD.

____________________________________

Name: ______________________________

Title: _______________________________

ENTRE MARES DE GUATEMALA, S.A.

____________________________________

Name: ______________________________

Title: _______________________________

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EXHIBIT A

This is Exhibit A to the Exploration and Development Option Agreement dated October 14, 2004 between Radius Gold Inc. and Exploraciones Mineras de Guatemala, S.A. as optionors and Glamis Gold Ltd. and Entre Mares de Guatemala, S.A., as optionees.

Description of Property

Details of the concessions comprising the Marimba Project are set out in the below table:

Marimba Project (18,122.5 ha)
	Name	ID No.	Area (ha)	Details
1	Jocotan II	LEXR-017	2,000.00	granted May 28,1998
2	Olopa	LEXR-714	9522.50	granted Dec.10, 2002
3	El Tesoro	LEXR-701	9342.51	granted Nov. 12,2002
4	El Pinal	LEXR-704	4475.35	granted June 6,2003
	Total		18,122.5

The details of the concessions comprising the Banderas Project are set out in the below table:

Banderas Project (25,308.52 ha)
	Name	ID No.	Area (ha)	Details
1	Dorita	LEXR-032	5,370.20	granted Sept. 28, 1999
2.	La Joya II	LEXR-619	9,943.50	granted Feb. 27, 2002
3	El Dorado	SEXR-813	9,994.82	applied for May 16, 2003
	Total		25,308.52

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EXHIBIT B

This is Exhibit B to the Exploration and Development Option Agreement dated October 14, 2004 between Radius Gold Inc. and Exploraciones Mineras de Guatemala, S.A. as optionors and Glamis Gold Ltd. and Entre Mares de Guatemala, S.A., as optionees.

ESSENTIAL TERMS OF MINING VENTURE AGREEMENT

The agreement (the “Mining Venture Agreement”) between the shareholders of Newco is made pursuant to the terms of the Option Agreement will contain the following minimum terms together with such other terms and conditions as the respective counsel for the parties may reasonably request in order that the affairs of Newco are carried out as if it were a joint venture operation (the “Joint Venture”) between Exploraciones Mineras de Guatemala, S.A. (herein the “Optionor”) and Entre Mares de Guatemala, S.A. (herein the “Optionee”):

1.

Upon entering the Joint Venture, the Optionor and the Optionee (each herein called a “Participant”) will deemed to have the following percentage interests in Newco and will have been deemed to have incurred the following amounts of expenditures (the “Participant’s Initial Contribution”) in the following conditions:

(a)

if the Joint Venture is entered into with only the First Option exercised, then the following:

Participant	Percentage Interest	Participant’s Initial Interest
The Optionor	49%	US $3,850,000 (deemed)
The Optionee	51	US $4,000,000 (deemed)
Total	100%	US $7,850,000 (deemed)

and

(b)

if the Joint Venture is entered into with the First Option and the Second Option exercised, then the following:

Participant	Percentage Interest	Initial Interest
The Optionor	25%	US $3,850,000 (deemed)
The Optionee	75%	US $11,550,000 (deemed)
Total	100%	US $15,400,000 (deemed)

and

(a)

if the Joint Venture is entered into with the First Option and the Back-In Right exercised, then the following:

Participant	Percentage Interest	Initial Interest
The Optionor	75%	US $11,550,000 (deemed)
The Optionee	25%	US $3,850,000 (deemed)
Total	100%	US $15,400,000 (deemed)

1.

The objectives of the Joint Venture will be to further explore and, if feasible, to place the Property or some part thereof into commercial production.

2.

The affairs of the Joint Venture will be governed by the direction and control of a management committee (the "Management Committee") to be composed of one representative and one alternate from each of the Participants, with decisions of the Management Committee to be determined by a majority of the percentage interests in the Joint Venture as voted by the representatives, except that if there is a deadlock, the deciding vote will be cast by the Operator.

3.

Any decision to place the Property into commercial production is to be based on a bankable feasibility study approved by the Management Committee, except that if a Bankable Feasibility Study was prepared under the Option Agreement, then that study will be deemed to be approved by the Management Committee.

4.

Unless the Optionor has exercised the Back-In Right, the Optionee will initially act as the Operator of the Joint Venture, subject to the budget and programmes which when duly approved by the parties under the Joint Venture shall be “Approved Programme and Budget” as determined by the Management Committee and will have such other powers and duties as required to carry out that function.  If the Optionee's interest falls below 50%, then the Optionor may request a change of Operator.

5.

In the event that the Operator does not propose a work program of at least $100,000 US (the “Minimum Work Program”) and cause its representatives on the Management Committee to vote in favour of that Minimum Work Program in each calendar year of the Joint Venture, then the other party to the Joint Venture Agreement will be entitled to propose a Minimum Work Program.

6.

The Operator will be paid a fee as follows:

(a)

following formation of a Joint Venture between the Participants but prior to the commencement of commercial production, 5% of all exploration and development expenditures except in the case of expenditures under a single contract in excess of $500,000 in which case the fee will be 2% of those expenditures; and

(b)

after the commencement of commercial production, 3% of all operating expenditures except in the case of expenditures under a single contract in excess of $500,000 in which case the fee will be 2% of such development and production expenditures.

7.

The joint operations under the Joint Venture will commence automatically after (a) the incorporation of Newco and (b) the transfer of the Property into Newco (the “Effective Corporate Date”) whether or not a formal Mining Venture Agreement has been entered into.  The Management Committee will hold its first joint venture meeting within 60 days of the Effective Corporate Date, and the parties agree to have a formal Mining Venture Agreement finalized within 90 days of the Effective Corporate Date.

8.

Each Participant is entitled to elect to participate, in proportion to its interest (“Proportionate Share”), the exploration, development, and mining operation of the Property subject to the following:

(a)

If Participant elects not to contribute its share of costs and the other Participant elects to contribute to the shortfall which has been created thereby, the interests of the Participants shall be adjusted so that each Participant’s proportionate interest shall be equal to the amount by which the total of all of that Participant’s deemed and actual contributions to the Joint Venture bears to the total of all of the deemed and actual contributions of both Participants to the Joint Venture.  If a Participant permits its interest to be reduced to 10% or less, then that Participant shall be deemed to have withdrawn from the Joint Venture and it’s interest will be converted to a 2% Net Smelter Returns Royalty, provided that the national royalty on the Property is not more than 2% and, if the national royalty on the Property exceeds 2%, then from that time and forward that the national royalty does exceed 2%, the Net Smelter Returns royalty will be reduced to 1%;

(b)

If a Participant elects not to contribute its share of costs, or elects to contribute less than its agreed upon share of costs, and the other Participant is unwilling or unable to contribute to the shortfall which has been created thereby, that Participant may elect to continue with the programme based on its proportionate share of costs, and the interests of the Participants shall be adjusted so that each Participant’s proportionate interest shall be equal to the amount by which the total of all of that Participant’s deemed and actual contributions to the Joint Venture bears to the total of all of the deemed and actual contributions of both Participants to the Joint Venture.  If a Participant permits its interest to be reduced to 10% or less, then that Participant shall be deemed to have withdrawn from the Joint Venture and it’s interest will be converted to a 2% Net Smelter Returns Royalty, provided that the national royalty on the Property is not more than 2% and, if the national royalty on the Property exceeds 2%, then from that time and forward that the national royalty does exceed 2%, the Net Smelter Returns royalty will be reduced to 1%.

9.

A Participant contributing its Proportionate Share of mine costs is entitled to receive, in kind, its proportionate share of any minerals produced from a mine on the property and to separately dispose of the same.

10.

Each Participant will have a right of first refusal in respect of the other Participant wishing to dispose all or a part of its Proportionate Share in the Joint Venture, on terms substantially the same as set out in the Option Agreement, with the necessary changes.

11.

If a Participant defaults in paying its share of expenditures related to an Approved Programme and Budget in which it elected to participate, the non-defaulting Participant shall apprise the defaulting Participant of the default whereupon the defaulting Participant shall have 30 days to pay the moneys owed. If, after receiving the notice and opportunity to cure the default of the moneys remaining unpaid, the interests of the Participants shall be adjusted so that each Participant’s proportionate interest shall be equal to the amount by which the total of all of that Participant’s deemed and actual contributions to the Joint Venture bears to the total of all of the deemed and actual contributions of both Participants to the Joint Venture and the defaulting Participant will thereafter not be entitled to participate in any future Approved Programmes and Budgets.  After the completion of each further Approved Programme and Budget the interests of the Participants shall be adjusted so that each Participant’s proportionate interest shall be equal to the amount by which the total of all of that Participant’s deemed and actual contributions to the Joint Venture bears to the total of all of the deemed and actual contributions of both Participants to the Joint Venture.  If a Participant permits its interest to be reduced to 10% or less, then that Participant shall be deemed to have withdrawn from the Joint Venture and it’s interest will be converted to a 2% Net Smelter Returns Royalty, provided that the national royalty on the Property is not more than 2% and, if the national royalty on the Property exceeds 2%, then from that time and forward that the national royalty does exceed 2%, the Net Smelter Returns royalty will be reduced to 1%.

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